Sub-Item 77-E
LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
"Federated") have
been named as
defendants in several
lawsuits that are now
 pending in the United
States District Court
for the Western
District of Pennsylvania.
These lawsuits have
been consolidated into
a single action alleging
excessive
advisory fees involving
one of the Federated-
sponsored mutual funds
("Funds").
       Federated and
its counsel have been
defending this litigation.
Additional lawsuits
based upon
similar allegations may
be filed in the future.
The potential impact
of these lawsuits,
all of which seek
monetary damages,
attorneys' fees and
expenses, and future
potential similar
suits is uncertain.
Although
we do not believe that
these lawsuits will
have a material adverse
effect on the Funds,
there can be no
assurance that these
suits, ongoing adverse
publicity and/or other
developments resulting
from the
allegations in these
matters will not result
in increased redemptions,
or reduced sales, of
shares of the
Funds or other adverse
consequences for the Funds.